Exhibit 99.1

    News Release

NETGEAR® REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•	Fourth quarter 2008 net revenue was $161.4 million, as compared to $198.3 million in the comparable prior year quarter

•	Fourth quarter 2008 non-GAAP net loss of $2.9 million, as compared to net income of $14.8 million in the comparable prior year quarter

•	Fourth quarter 2008 non-GAAP diluted loss per share of $0.08, as compared to diluted earnings per share of $0.41 in the prior year quarter

•	2008 net revenue was $743.3 million, as compared to $727.8 million in 2007, 2% year-over-year growth

•	2008 non-GAAP net income of $32.6 million, as compared to $60.0 million in 2007

•	2008 non-GAAP diluted earnings per share of $0.92, as compared to $1.68 in 2007

•	Company expects first quarter 2009 net revenue to be in the range of $135 million to $145 million, with non-GAAP operating margin in the range of 0% to 3%

SAN JOSE, California – February 12, 2009 – NETGEAR, Inc. (NASDAQGM: NTGR), a worldwide provider of technologically innovative, branded networking products, today reported financial results for the fourth quarter and fiscal year ended December 31, 2008.

Net revenue for the fourth quarter ended December 31, 2008 was $161.4 million, as compared to $198.3 million for the fourth quarter ended December 31, 2007, and as compared to $179.4 million in the third quarter ended September 28, 2008. Net loss, computed in accordance with GAAP, for the fourth quarter of 2008 was $7.7 million, or $0.22 per diluted share. This compared to net income of $12.5 million for the fourth quarter of 2007 and to net income of $3.1 million in the third quarter of 2008. Diluted earnings per share, computed in accordance with GAAP, was $0.35 for the fourth quarter of 2007 and $0.09 for the third quarter of 2008.

Gross margin on a non-GAAP basis in the fourth quarter of 2008 was 31.2%, as compared to 32.4% in the year ago comparable quarter, and 35.5% in the third quarter of 2008. Non-GAAP operating margin was 5.6% in the fourth quarter of 2008, as compared to 10.8% in the fourth quarter of 2007, and 11.1% in the third quarter of 2008. In the fourth quarter of 2008, non-GAAP operating expenses were 25.6% of net revenue, as compared to 21.6% in the year ago comparable quarter, and 24.4% in the prior quarter.

Net loss on a non-GAAP basis for the fourth quarter of 2008 was $2.9 million compared to non-GAAP net income of $14.8 million for the fourth quarter of 2007, and compared to non-GAAP net income of $6.9 million for the third quarter of 2008. Non-GAAP net loss was $0.08 per diluted share in the fourth quarter of 2008, compared to non-GAAP net income of $0.41 per diluted share in the fourth quarter of 2007 and $0.19 per diluted share in the third quarter of 2008. Non-GAAP net loss for the fourth quarter of 2008 excludes $1.8 million of adjustments related to in-process research and development, amortization of purchased intangibles and acquisition related compensation, net of taxes, related to our recent acquisitions. Non-GAAP net loss for the fourth quarter of 2008 also excludes non-cash, stock-based compensation, of $1.6 million, net of tax, restructuring costs related to certain reorganization activities of $591,000, net of tax, impairment charges on certain long-lived assets of $373,000, net of tax and $352,000 in litigation reserve requirements, net of tax. Non-GAAP net income for the fourth quarter of 2007 excludes $763,000 of adjustments related to amortization of purchased intangibles and acquisition related compensation, net of taxes as well as non-cash, stock-based compensation of $1.5 million, net of tax and a $21,000 benefit due to a reduction in litigation reserve requirements, net of tax. Non-GAAP net income for the third quarter of 2008 excludes $775,000 of adjustments related to amortization of purchased intangibles and acquisition related compensation, net of taxes, related to our recent acquisitions as well as non-cash, stock-based compensation of $2.4 million, net of tax, restructuring costs related to vacating certain facilities of $592,000, net of tax and $52,000 in litigation reserve requirements, net of tax.

The accompanying schedules provide a reconciliation of net income (loss) computed on a GAAP basis to net income (loss) computed on a non-GAAP basis.

Net revenue for the full year 2008 was $743.3 million, a 2% increase as compared to $727.8 million for 2007. Net income, computed in accordance with GAAP, for 2008 was $17.7 million or $0.50 per diluted share. This net income was a 62% decrease compared to net income of $46.0 million for 2007. Earnings per share, computed in accordance with GAAP, was $1.28 per diluted share in 2007.

Non-GAAP net income for the full year 2008 was $32.6 million, a 46% decrease compared to non-GAAP net income of $60.0 million for 2007. Non-GAAP net income was $0.92 per diluted share for 2008, compared to $1.68 per diluted share for 2007, a 45% decrease. Non-GAAP net income for 2008 excludes $4.4 million of adjustments related to in-process research and development, amortization of purchased intangibles and acquisition related compensation, net of taxes, related to our recent acquisitions as well as, non-cash, stock-based compensation of $8.5 million, net of tax, restructuring costs related to reorganization activities of $1.2 million, net of tax, impairment of certain long-lived assets of $373,000, net of tax and $436,000 in litigation reserves, net of tax. Non-GAAP net income for 2007 excludes $7.4 million of adjustments related to in-process research and development, amortization of purchased intangibles, impact to cost of sales from purchase accounting adjustments to inventory as well as acquisition related compensation, net of taxes, related to our recent acquisitions. Non-GAAP net income for 2007 also excludes non-cash, stock-based compensation of $6.6 million, net of tax, and $103,000 in litigation reserves, net of tax. The accompanying schedules provide a reconciliation of net income computed on a GAAP basis to net income computed on a non-GAAP basis.

Patrick Lo, Chairman and Chief Executive Officer of NETGEAR, commented, “In the fourth quarter of 2008, as we expected, we continued to see weakening in the macroeconomic environment and end market demand. We recorded revenue of $161.4 million, in line with our initial guidance. Fourth quarter operating income and revenue were unexpectedly weighed down by rapid declines in value of foreign currencies against the U.S. dollar: 13% in the British Pound, 10% in the Euro, and 17% in the Australian dollar. During the quarter, we experienced a foreign exchange loss of $6.6 million on net assets primarily related to accounts receivable and cash denominated in foreign currencies. On a constant currency basis, net revenues would have increased by approximately $5 million. During Q4, we implemented a hedging program with the intent of minimizing foreign currency re-measurement gains or losses in the future.

We believe we continued to gain market share in all three regions. We continue to see a strong market reception of our 11n Wifi and ReadyNAS products worldwide. In the fourth quarter, our net revenue from service providers was approximately 18% of total net revenue, as compared to 18% in the third quarter of 2008, and 23% in the fourth quarter of 2007.”

Mr. Lo continued, “In late December, we closed the $14.0 million asset acquisition of CP Secure, a leading provider of integrated security appliances that protect organizations and businesses from Internet originated web and email malware threats and viruses. With this acquisition, we anticipate further solidifying our place in the SMB market by ensuring that our customers’ business networks, consisting of our routers, switches, network storage and WiFi equipment, are protected from Internet threats of malware and viruses. We believe our end to end networking solution positions us at the forefront of our customers’ minds in the SMB market and among our value-added-reseller base. During the quarter, we also made a $10 million earn-out payment in connection with the 2007 acquisition of Infrant Technologies, which provides the platform for our ReadyNAS products.

On the innovation side, we introduced 12 new products during the fourth quarter including a 3G WiFi router enabling mobile users to create a hotspot anywhere from construction sites to campgrounds to hotel conference rooms. In addition, we revealed 3 new Smart and managed switches, and new Docsis 3.0 cable modems. Among many accolades, we received the January 2009 CES Best Innovation Award in home networking category for our new Gigabit Dual Band 11n router. Computer Reseller News Magazine awarded NETGEAR the 2008 Storage Product of the Year for our ReadyNAS Pro. Coupled with our differentiated product offerings and focused channel programs, we believe we will continue to increase our market share in Q1 and beyond.”

Christine Gorjanc, Chief Financial Officer of NETGEAR, said, “In Q4 of 2008, we were impacted by a global recession, weak market demand, and the rapid rise of the US Dollar. These factors led to our foreign exchange loss, diminished international income and higher than expected tax expense. Going forward, in order to counteract the effects of the current environment, we are implementing cost cutting measures with a target of saving over $10 million on a 2009 annualized basis in expense-related costs. We will continue to focus on innovation, expense control, cash generation and inventory reduction. We ended the fourth quarter of 2008 with net inventory at $112.2 million, compared to $125.7 million at the end of the third quarter of 2008, and $83.0 million at the end of the fourth quarter of 2007. Ending inventory turns were 4.0, compared to 3.7 at the end of the third quarter of 2008, and 6.5 at the end of the fourth quarter of 2007. Days sales outstanding (DSO) were 81 in the fourth quarter of 2008, compared to 76 days in the third quarter of 2008 and 73 days in the fourth quarter of 2007. Cash, cash equivalents and short-term investments were $203.0 million at the end of the fourth quarter of 2008, compared to $202.2 million at the end of the third quarter of 2008, and $205.3 million at the end of the fourth quarter of 2007. Deferred revenue increased to $21.5 million at the end of the fourth quarter of 2008, compared to deferred revenue of $13.3 million at the end of the third quarter of 2008, and $7.6 million at the end of the fourth quarter of 2007.

As announced with the results of the third quarter of 2008, the board of directors approved a share repurchase program of up to 6,000,000 shares of the company’s stock. In the fourth quarter of 2008, NETGEAR repurchased 1,168,780 shares of the company’s common stock at a weighted average per share price of $10.29 for a total of approximately $12 million.”

Ms. Gorjanc continued, “The U.S. retail channel inventory ended the fourth quarter of 2008 at 9.6 weeks, compared to 7.6 weeks in the fourth quarter of 2007, and 11.4 weeks in the third quarter of 2008. U.S. distribution channel inventory ended the fourth quarter of 2008 at 5.2 weeks, compared to 5.2 weeks in the fourth quarter of 2007, and 5.5 weeks in the third quarter of 2008. European distribution channel inventory ended the fourth quarter of 2008 at approximately 5.7 weeks, compared to approximately 5.4 weeks in the fourth quarter of 2007, and 5.1 weeks in the third quarter of 2008. Asia Pacific distribution channel inventory ended the fourth quarter of 2008 at approximately 6.7 weeks, compared to approximately 5.2 weeks in the fourth quarter of 2007, and 7.2 weeks in the third quarter of 2008. We expect our distributors and retailers to continue to reduce their inventory in Q1, thus further negatively affecting our revenue.”

Net revenue by geography comprises gross revenue less such items as marketing incentives paid to customers, sales returns and price protection. The following table shows net revenue by geography for the periods indicated:

Net revenue by geography:

	Three months ended						Year ended
	December 31, 2008		December 31, 2007		September 28, 2008		December 31, 2008		December 31, 2007
North America	$68,845	43%	$69,492	35%	$73,693	41%	$297,641	40%	$273,695	38%
Europe, Middle-East and Africa	76,685	47%	107,098	54%	$81,646	46%	354,058	48%	380,354	52%
Asia Pacific	15,829	10%	21,669	11%	$24,028	13%	91,645	12%	73,738	10%

	$161,359	100%	$198,259	100%	$179,367	100%	$743,344	100%	$727,787	100%

Looking forward, Mr. Lo added, “The current recessionary environment and overall weakness in consumer demand will continue to negatively impact net revenue in the coming year. We expect global sales to decline as weakness in the U.S. and U.K. is spreading to continental Europe and Australia. We anticipate further erosion of our gross and operating margins in Q1 due to our foreign currency business exposure. However, we foresee our operating margin improving in the second quarter of 2009 when our local currency pricing actions have had a chance to catch up with the strength of the rising US dollar and our new products will have a meaningful margin impact. In the interim, we are taking immediate actions to reduce our cost structure and improve our operating margins. In this effort, we plan to reduce the variable components of employee compensation, reduce the base compensation of executives by 10%, forego bonuses for all executives and eligible employees, as well as reduce overall headcount through natural attrition. We anticipate that with these initiatives in place, we will begin to improve and build upon our operating margins from the second quarter onwards. For the first quarter 2009, we expect revenue in the range of approximately $135 million to $145 million. We expect non-GAAP operating margin to be in the range of 0% to 3%.”

Investor Conference Call / Webcast Details

NETGEAR will review the fourth quarter and full year 2008 results and discuss management’s expectations for the first quarter of 2009 today, Thursday, February 12, 2009 at 5 p.m. EST (2 p.m. PST). The dial-in number for the live audio call is (201) 689-8560. A live webcast of the conference call will be available on NETGEAR’s website at

www.netgear.com. A replay of the call will be available 2 hours following the call through midnight EST (9 p.m. PST) on Thursday, February 19, 2009 by telephone at (201) 612-7415 and via the web at www.netgear.com. The account number to access the phone replay is 3055 and the conference ID number is 310942.

About NETGEAR, Inc.

NETGEAR (NASDAQGM: NTGR) designs innovative, branded technology solutions that address the specific networking, storage, and security needs of small- to medium-sized businesses and home users. The company offers an end-to-end networking product portfolio to enable users to share Internet access, peripherals, files, multimedia content, and applications among multiple computers and other Internet-enabled devices. Products are built on a variety of proven technologies such as wireless, Ethernet and powerline, with a focus on reliability and ease-of-use. NETGEAR products are sold in over 29,000 retail locations around the globe, and via more than 41,000 value-added resellers. The company’s headquarters are in San Jose, Calif., with additional offices in 25 countries. NETGEAR is an ENERGY STAR® partner. More information is available by visiting www.netgear.com or calling (408) 907-8000.

© 2009 NETGEAR, Inc. NETGEAR, the NETGEAR logo and ReadyNAS are registered trademarks of NETGEAR, Inc. in the United States and/or other countries. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Contact:

Joseph Villalta

The Ruth Group

(646) 536-7003

jvillalta@theruthgroup.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “believe”, “will”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. The forward-looking statements represent NETGEAR, Inc.’s expectations or beliefs concerning future events based on information available at the time such statements were made and include statements, among others, regarding NETGEAR’s expected revenue, earnings, operating margin and operating income on both a GAAP and non-GAAP basis, the effect of the global economic environment on the company’s business, the potential of a hedging program to minimize foreign currency re-measurement gains or losses in the future, the impact of implementing cost cutting measures to counteract the effects of the current economic environment, our ability to manage inventory and the extent to which our customers will reduce inventory, the long term future of NETGEAR’s business, our continued success in the SMB market, our ability to innovate, anticipated new product offerings, current and future demand for the Company’s existing and anticipated new products, willingness of consumers to purchase and use the Company’s products, and ability to increase distribution and market share for the Company’s products domestically and worldwide. These statements are based on management’s current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: future demand for the Company’s products may be lower than anticipated; consumers may choose not to adopt the Company’s new product offerings or adopt competing products; product performance may be adversely affected by real world operating conditions; the Company may be unsuccessful or experience delays in manufacturing and distributing its new and existing products; telecommunications service providers may choose to slow their deployment of the Company’s products or utilize competing products; the Company may be unable to collect receivables as they become due; the Company may fail to manage costs, including the cost of developing new products and manufacturing and distribution of its existing offerings; channel inventory information reported is estimated based on the average number of weeks of inventory on hand on the last Saturday of the quarter, as reported by certain of NETGEAR’s customers; changes in the level of NETGEAR’s cash resources and the company’s planned usage of such resources, changes in the company’s stock price and developments in the business that could increase the company’s cash needs, fluctuations in foreign exchange rates, and the actions and financial health of our customers. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Part II - Item 1A. Risk Factors,” pages 31 through 44, in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2008, filed with the Securities and Exchange Commission on November 7, 2008. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

To supplement our consolidated financial statements presented on a GAAP basis, NETGEAR uses non-GAAP measures of operating results, net income (loss) and income (loss) per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) or diluted net income (loss) per share prepared in accordance with generally accepted accounting principles in the United States.

NETGEAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended		Year ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net revenue	$161,359	$198,259	$743,344	$727,787
Cost of revenue	112,900	135,414	502,320	485,180

Gross profit	48,459	62,845	241,024	242,607

Operating expenses:
Research and development	8,184	7,189	33,773	28,070
Sales and marketing	27,247	31,182	121,687	117,938
General and administrative	8,495	6,577	31,733	27,220
Restructuring	965	—	1,929	—
In-process research and development	1,800	—	1,800	4,100
Litigation reserves	575	(35)	711	167

Total operating expenses	47,266	44,913	191,633	177,495

Income from operations	1,193	17,932	49,391	65,112
Interest income	808	2,002	4,336	8,426
Other income (expense), net	(6,560)	146	(8,384)	3,298

Income (loss) before income taxes	(4,559)	20,080	45,343	76,836
Provision for income taxes	3,115	7,546	27,624	30,882

Net income (loss)	$(7,674)	$12,534	$17,719	$45,954

Net income (loss) per share:
Basic	$(0.22)	$0.36	$0.50	$1.32

Diluted	$(0.22)	$0.35	$0.50	$1.28

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,780	35,193	35,212	34,809

Diluted	34,780	36,101	35,619	35,839

Stock-based compensation expense was allocated as follows:
Cost of revenue	$207	$185	$864	$633
Research and development	719	699	3,218	2,391
Sales and marketing	842	694	3,406	3,013
General and administrative	885	744	3,835	2,842

NETGEAR, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Excluding restructuring, amortization of purchased intangibles, in-process research and development, acquisition related compensation, impact to cost of sales from purchase accounting adjustments to inventory, impairment of certain long-lived assets, litigation reserves and stock-based compensation, net of tax.

(In thousands, except per share data)

(Unaudited)

	Three months ended		Year ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net revenue	$161,359	$198,259	$743,344	$727,787
Cost of revenue	110,978	134,045	496,199	479,965

Gross profit	50,381	64,214	247,145	247,822

Operating expenses:
Research and development	7,365	6,431	29,768	24,901
Sales and marketing	26,405	30,488	118,281	114,925
General and administrative	7,610	5,833	27,898	24,378

Total operating expenses	41,380	42,752	175,947	164,204

Income from operations	9,001	21,462	71,198	83,618
Interest income	808	2,002	4,336	8,426
Other income (expense), net	(6,560)	146	(8,384)	3,298

Income before income taxes	3,249	23,610	67,150	95,342
Provision for income taxes	6,173	8,841	34,555	35,305

Net income (loss)	$(2,924)	$14,769	$32,595	$60,037

Net income (loss) per share:
Basic	$(0.08)	$0.42	$0.93	$1.72

Diluted	$(0.08)	$0.41	$0.92	$1.68

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,780	35,193	35,212	34,809

Diluted	34,780	36,101	35,619	35,839

NETGEAR, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31, 2008			Year ended December 31, 2008
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Net revenue	$161,359	$—	$161,359	$743,344	$—	$743,344
Cost of revenue	112,900	1,922	110,978	502,320	6,121	496,199

Gross profit	48,459	(1,922)	50,381	241,024	(6,121)	247,145

Operating expenses:
Research and development	8,184	819	7,365	33,773	4,005	29,768
Sales and marketing	27,247	842	26,405	121,687	3,406	118,281
General and administrative	8,495	885	7,610	31,733	3,835	27,898
Restructuring	965	965	—	1,929	1,929	—
In-process research and development	1,800	1,800	—	1,800	1,800	—
Litigation reserves	575	575	—	711	711	—

Total operating expenses	47,266	5,886	41,380	191,633	15,686	175,947

Income from operations	1,193	(7,808)	9,001	49,391	(21,807)	71,198
Interest income	808	—	808	4,336	—	4,336
Other income (expense), net	(6,560)	—	(6,560)	(8,384)	—	(8,384)

Income (loss) before income taxes	(4,559)	(7,808)	3,249	45,343	(21,807)	67,150
Provision for income taxes	3,115	(3,058)	6,173	27,624	(6,931)	34,555

Net income (loss)	$(7,674)	$(4,750)	$(2,924)	$17,719	$(14,876)	$32,595

Net income (loss) per share:
Basic	$(0.22)		$(0.08)	$0.50		$0.93

Diluted	$(0.22)		$(0.08)	$0.50		$0.92

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,780		34,780	35,212		35,212

Diluted	34,780		34,780	35,619		35,619

NETGEAR, INC.

GAAP TO NON-GAAP RECONCILIATION

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31, 2007			Year ended December 31, 2007
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Net revenue	$198,259	$—	$198,259	$727,787	$—	$727,787
Cost of revenue	135,414	1,369	134,045	485,180	5,215	479,965

Gross profit	62,845	(1,369)	64,214	242,607	(5,215)	247,822

Operating expenses:
Research and development	7,189	758	6,431	28,070	3,169	24,901
Sales and marketing	31,182	694	30,488	117,938	3,013	114,925
General and administrative	6,577	744	5,833	27,220	2,842	24,378
In-process research and development	—	—	—	4,100	4,100	—
Litigation reserves	(35)	(35)	—	167	167	—

Total operating expenses	44,913	2,161	42,752	177,495	13,291	164,204

Income from operations	17,932	(3,530)	21,462	65,112	(18,506)	83,618
Interest income	2,002	—	2,002	8,426	—	8,426
Other income	146	—	146	3,298	—	3,298

Income before income taxes	20,080	(3,530)	23,610	76,836	(18,506)	95,342
Provision for income taxes	7,546	(1,295)	8,841	30,882	(4,423)	35,305

Net income	$12,534	$(2,235)	$14,769	$45,954	$(14,083)	$60,037

Net income per share:
Basic	$0.36		$0.42	$1.32		$1.72

Diluted	$0.35		$0.41	$1.28		$1.68

Weighted average shares outstanding used to compute net income per share:
Basic	35,193		35,193	34,809		34,809

Diluted	36,101		36,101	35,839		35,839

NETGEAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$192,839	$167,495
Short-term investments	10,170	37,848
Accounts receivable, net	138,275	157,765
Inventories	112,240	83,023
Deferred income taxes	13,129	13,091
Prepaid expenses and other current assets	22,364	20,367

Total current assets	489,017	479,589
Property and equipment, net	20,292	11,205
Intangibles, net	13,311	16,319
Goodwill	61,400	41,985
Other non-current assets	1,858	2,011

Total assets	$585,878	$551,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,073	$55,333
Accrued employee compensation	7,177	16,085
Other accrued liabilities	87,747	89,470
Deferred revenue	21,508	7,619

Total current liabilities	176,505	168,507
Deferred income tax liability	15	2,626
Non-current income taxes payable	12,357	8,272
Other non-current liabilities	6,374	181

Total liabilities	195,251	179,586
Stockholders’ equity	390,627	371,523

Total liabilities and stockholders’ equity	$585,878	$551,109